SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                             ----------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES
               13D-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                              (Amendment No. 3)(1)

                                THERMA-WAVE, INC.
                                -----------------
                                (Name of Issuer)

                                  COMMON STOCK
                                  ------------
                         (Title of Class of Securities)

                                    88343A108
                                    ---------
                                 (CUSIP Number)

                                DECEMBER 31, 2004
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

            |_|   Rule 13d-1(b)

            |X|   Rule 13d-1(c)

            |_|   Rule 13d-1(d)

                              (Page 1 of 22 Pages)

----------
      (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the "Act"), or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

--------------------------------------------------------------------------------
CUSIP NO. 88343A108                    13G                Page  2  of  22  Pages
          ---------                                            ---     ---
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Raj Rajaratnam
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) |_|
                                                                        (b) |X|
--------------------------------------------------------------------------------
 3    SEC USE ONLY


--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                          5       SOLE VOTING POWER

                                  0
                          ------------------------------------------------------
      NUMBER OF           6       SHARED VOTING POWER
        SHARES
     BENEFICIALLY                 3,128,985
       OWNED BY           ------------------------------------------------------
         EACH             7       SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                    0
         WITH             ------------------------------------------------------
                          8       SHARED DISPOSITIVE POWER

                                  3,128,985
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,128,985
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      8.6%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 88343A108                    13G                Page  3  of  22  Pages
          ---------                                            ---     ---
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Galleon Management, L.L.C.
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) |_|
                                                                        (b) |X|
--------------------------------------------------------------------------------
 3    SEC USE ONLY


--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                          5       SOLE VOTING POWER

                                  0
                          ------------------------------------------------------
      NUMBER OF           6       SHARED VOTING POWER
        SHARES
     BENEFICIALLY                 3,128,985
       OWNED BY           ------------------------------------------------------
         EACH             7       SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                    0
         WITH             ------------------------------------------------------
                          8       SHARED DISPOSITIVE POWER

                                  3,128,985
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,128,985
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      8.6%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 88343A108                    13G                Page  4  of  22  Pages
          ---------                                            ---     ---
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Galleon Management, L.P.
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) |_|
                                                                        (b) |X|
--------------------------------------------------------------------------------
 3    SEC USE ONLY


--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                          5       SOLE VOTING POWER

                                  0
                          ------------------------------------------------------
      NUMBER OF           6       SHARED VOTING POWER
        SHARES
     BENEFICIALLY                 3,128,985
       OWNED BY           ------------------------------------------------------
         EACH             7       SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                    0
         WITH             ------------------------------------------------------
                          8       SHARED DISPOSITIVE POWER

                                  3,128,985
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,128,985
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      8.6%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 88343A108                    13G                Page  5  of  22  Pages
          ---------                                            ---     ---
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Galleon Advisors, L.L.C.
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) |_|
                                                                        (b) |X|
--------------------------------------------------------------------------------
 3    SEC USE ONLY


--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                          5       SOLE VOTING POWER

                                  0
                          ------------------------------------------------------
      NUMBER OF           6       SHARED VOTING POWER
        SHARES
     BENEFICIALLY                 286,990
       OWNED BY           ------------------------------------------------------
         EACH             7       SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                    0
         WITH             ------------------------------------------------------
                          8       SHARED DISPOSITIVE POWER

                                  286,990
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      286,990
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.8%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 88343A108                    13G                Page  6  of  22  Pages
          ---------                                            ---     ---
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Galleon Captains Partners, L.P.
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) |_|
                                                                        (b) |X|
--------------------------------------------------------------------------------
 3    SEC USE ONLY


--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                          5       SOLE VOTING POWER

                                  0
                          ------------------------------------------------------
      NUMBER OF           6       SHARED VOTING POWER
        SHARES
     BENEFICIALLY                 143,000
       OWNED BY           ------------------------------------------------------
         EACH             7       SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                    0
         WITH             ------------------------------------------------------
                          8       SHARED DISPOSITIVE POWER

                                  143,000
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      143,000
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.4%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 88343A108                    13G                Page  7  of  22  Pages
          ---------                                            ---     ---
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Galleon Captains Offshore, Ltd.
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) |_|
                                                                        (b) |X|
--------------------------------------------------------------------------------
 3    SEC USE ONLY


--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Bermuda
--------------------------------------------------------------------------------
                          5       SOLE VOTING POWER

                                  0
                          ------------------------------------------------------
      NUMBER OF           6       SHARED VOTING POWER
        SHARES
     BENEFICIALLY                 607,000
       OWNED BY           ------------------------------------------------------
         EACH             7       SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                    0
         WITH             ------------------------------------------------------
                          8       SHARED DISPOSITIVE POWER

                                  607,000
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      607,000
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      1.7%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 88343A108                    13G                Page  8  of  22  Pages
          ---------                                            ---     ---
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Galleon Technology Partners II, L.P.
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) |_|
                                                                        (b) |X|
--------------------------------------------------------------------------------
 3    SEC USE ONLY


--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                          5       SOLE VOTING POWER

                                  0
                          ------------------------------------------------------
      NUMBER OF           6       SHARED VOTING POWER
        SHARES
     BENEFICIALLY                 84,265
       OWNED BY           ------------------------------------------------------
         EACH             7       SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                    0
         WITH             ------------------------------------------------------
                          8       SHARED DISPOSITIVE POWER

                                  84,265
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      84,265
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.2%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 88343A108                    13G                Page  9  of  22  Pages
          ---------                                            ---     ---
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Galleon Technology Offshore, Ltd.
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) |_|
                                                                        (b) |X|
--------------------------------------------------------------------------------
 3    SEC USE ONLY


--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Bermuda
--------------------------------------------------------------------------------
                          5       SOLE VOTING POWER

                                  0
                          ------------------------------------------------------
      NUMBER OF           6       SHARED VOTING POWER
        SHARES
     BENEFICIALLY                 1,888,875
       OWNED BY           ------------------------------------------------------
         EACH             7       SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                    0
         WITH             ------------------------------------------------------
                          8       SHARED DISPOSITIVE POWER

                                  1,888,875
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,888,875
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      5.2%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 88343A108                    13G                Page 10  of  22  Pages
          ---------                                            ---     ---
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Galleon Explorers Partners, L.P.
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) |_|
                                                                        (b) |X|
--------------------------------------------------------------------------------
 3    SEC USE ONLY


--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                          5       SOLE VOTING POWER

                                  0
                          ------------------------------------------------------
      NUMBER OF           6       SHARED VOTING POWER
        SHARES
     BENEFICIALLY                 33,700
       OWNED BY           ------------------------------------------------------
         EACH             7       SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                    0
         WITH             ------------------------------------------------------
                          8       SHARED DISPOSITIVE POWER

                                  33,700
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      33,700
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 88343A108                    13G                Page 11  of  22  Pages
          ---------                                            ---     ---
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Galleon Explorers Offshore, Ltd.
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) |_|
                                                                        (b) |X|
--------------------------------------------------------------------------------
 3    SEC USE ONLY


--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Cayman Islands
--------------------------------------------------------------------------------
                          5       SOLE VOTING POWER

                                  0
                          ------------------------------------------------------
      NUMBER OF           6       SHARED VOTING POWER
        SHARES
     BENEFICIALLY                 186,885
       OWNED BY           ------------------------------------------------------
         EACH             7       SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                    0
         WITH             ------------------------------------------------------
                          8       SHARED DISPOSITIVE POWER

                                  186,885
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      186,885
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.5%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 88343A108                    13G                Page 12  of  22  Pages
          ---------                                            ---     ---
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Galleon Communication Partners, L.P.
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) |_|
                                                                        (b) |X|
--------------------------------------------------------------------------------
 3    SEC USE ONLY


--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                          5       SOLE VOTING POWER

                                  0
                          ------------------------------------------------------
      NUMBER OF           6       SHARED VOTING POWER
        SHARES
     BENEFICIALLY                 26,025
       OWNED BY           ------------------------------------------------------
         EACH             7       SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                    0
         WITH             ------------------------------------------------------
                          8       SHARED DISPOSITIVE POWER

                                  26,025
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      26,025
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 88343A108                    13G                Page 13  of  22  Pages
          ---------                                            ---     ---
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Galleon Communication Offshore, Ltd.
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) |_|
                                                                        (b) |X|
--------------------------------------------------------------------------------
 3    SEC USE ONLY


--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      British Virgin Islands
--------------------------------------------------------------------------------
                          5       SOLE VOTING POWER

                                  0
                          ------------------------------------------------------
      NUMBER OF           6       SHARED VOTING POWER
        SHARES
     BENEFICIALLY                 143,975
       OWNED BY           ------------------------------------------------------
         EACH             7       SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                    0
         WITH             ------------------------------------------------------
                          8       SHARED DISPOSITIVE POWER

                                  143,975
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      143,975
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.4%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 88343A108                    13G                Page 14  of  22  Pages
          ---------                                            ---     ---
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Galleon Buccaneer's Offshore, Ltd.
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) |_|
                                                                        (b) |X|
--------------------------------------------------------------------------------
 3    SEC USE ONLY


--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Cayman Islands
--------------------------------------------------------------------------------
                          5       SOLE VOTING POWER

                                  0
                          ------------------------------------------------------
      NUMBER OF           6       SHARED VOTING POWER
        SHARES
     BENEFICIALLY                 15,260
       OWNED BY           ------------------------------------------------------
         EACH             7       SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                    0
         WITH             ------------------------------------------------------
                          8       SHARED DISPOSITIVE POWER

                                  15,260
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      15,260
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 88343A108                    13G                Page 15  of  22  Pages
          ---------                                            ---     ---
--------------------------------------------------------------------------------

                  SCHEDULE 13-G - TO BE INCLUDED IN STATEMENTS
                         FILED PURSUANT TO RULE 13d-1(c)

ITEM 1(A). NAME OF ISSUER:

            Therma-Wave, Inc.

ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            1250 Reliance Way
            Fremont, CA 94539

ITEM 2(A). NAME OF PERSON FILING:

            Raj Rajaratnam
            Galleon Management, L.L.C.
            Galleon Management, L.P.
            Galleon Advisors, L.L.C.
            Galleon Captains Partners, L.P.
            Galleon Captains Offshore, Ltd.
            Galleon Technology Partners II, L.P.
            Galleon Technology Offshore, Ltd.
            Galleon Explorers Partners, L.P.
            Galleon Explorers Offshore, Ltd.
            Galleon Communication Partners, L.P.
            Galleon Communication Offshore, Ltd.
            Galleon Buccaneer's Offshore, Ltd.

            Each of the foregoing, a "Reporting Person."

ITEM 2(B). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            For Galleon Management, L.P.:
            135 East 57th Street, 16th Floor
            New York, NY 10022

            For each Reporting Person other than Galleon Management, L.P.: c/o Galleon Management, L.P.
            135 East 57th Street, 16th Floor
            New York, NY 10022

ITEM 2(C). CITIZENSHIP:

            For Raj Rajaratnam:  United States
            For Galleon Captains Offshore, Ltd.: Bermuda
            For Galleon Technology Offshore, Ltd.: Bermuda

--------------------------------------------------------------------------------
CUSIP NO. 88343A108                    13G                Page 16  of  22  Pages
          ---------                                            ---     ---
--------------------------------------------------------------------------------

            For Galleon Communication Offshore, Ltd.: British Virgin Islands For Galleon Buccaneer's Offshore, Ltd.: Cayman Islands
            For Galleon Explorers Offshore, Ltd.: Cayman Islands
            For each Reporting Person other than Raj Rajaratnam, Galleon
                Captains Offshore, Ltd., Galleon Technology Offshore, Ltd., Galleon Communication Offshore, Ltd., Galleon Buccaneer's Offshore, Ltd., and Galleon Explorers Offshore, Ltd.: Delaware

ITEM 2(D). TITLE OF CLASS OF SECURITIES:

            Common Stock, par value $0.01

ITEM 2(E). CUSIP NUMBER:

            88343A108

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2 (b) OR
        (c), CHECK WHETHER THE PERSON FILING IS A:

            Not applicable.

ITEM 4. OWNERSHIP.

            For Raj Rajaratnam, Galleon Management, L.L.C. and Galleon Management, L.P.:

            (a)   Amount Beneficially Owned:

                        3,128,985 shares of Common Stock

            (b)   Percent of Class:

                        8.6% (Based upon 36,158,639 shares of Common Stock outstanding as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended December 26,
                        2004)

            (c)   Number of shares as to which such person has:

                        (i)   Sole power to vote or to direct the vote: 0

                        (ii)  Shared power to vote or to direct the vote:
                              3,128,985

                        (iii) Sole power to dispose or to direct the disposition
                              of: 0

                        (iv) Shared power to dispose or to direct the disposition of: 3,128,985

            For Galleon Advisors, L.L.C.:

            (a)   Amount Beneficially Owned:

                        286,990 shares of Common Stock

--------------------------------------------------------------------------------
CUSIP NO. 88343A108                    13G                Page 17  of  22  Pages
          ---------                                            ---     ---
--------------------------------------------------------------------------------

            (b)   Percent of Class:

                        0.8% (Based upon 36,158,639 shares of Common Stock outstanding as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended December 26,
                        2004)

            (c)   Number of shares as to which such person has:

                        (i)   Sole power to vote or to direct the vote: 0

                        (ii)  Shared power to vote or to direct the vote:
                              286,990

                        (iii) Sole power to dispose or to direct the disposition
                              of: 0

                        (iv) Shared power to dispose or to direct the disposition of: 286,990

            For Galleon Captains Partners, L.P.:

            (a)   Amount Beneficially Owned:

                        143,000 shares of Common Stock

            (b)   Percent of Class:

                        0.4% (Based upon 36,158,639 shares of Common Stock outstanding as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended December 26,
                        2004)

            (c)   Number of shares as to which such person has:

                        (i)   Sole power to vote or to direct the vote: 0

                        (ii)  Shared power to vote or to direct the vote:
                              143,000

                        (iii) Sole power to dispose or to direct the disposition
                              of: 0

                        (iv) Shared power to dispose or to direct the disposition of: 143,000

            For Galleon Captains Offshore, Ltd.:

            (a)   Amount Beneficially Owned:

                        607,000 shares of Common Stock

            (b)   Percent of Class:

                        1.7% (Based upon 36,158,639 shares of Common Stock outstanding as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended December 26,
                        2004)

            (c)   Number of shares as to which such person has:

                        (i)   Sole power to vote or to direct the vote: 0

                        (ii)  Shared power to vote or to direct the vote:
                              607,000

                        (iii) Sole power to dispose or to direct the disposition
                              of: 0

--------------------------------------------------------------------------------
CUSIP NO. 88343A108                    13G                Page 18  of  22  Pages
          ---------                                            ---     ---
--------------------------------------------------------------------------------

                        (iv) Shared power to dispose or to direct the disposition of: 607,000

      For Galleon Technology Partners II, L.P.:

            (a)   Amount Beneficially Owned:

                        84,265 shares of Common Stock

            (b)   Percent of Class:

                        0.2% (Based upon 36,158,639 shares of Common Stock outstanding as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended December 26,
                        2004)

            (c)   Number of shares as to which such person has:

                        (i)   Sole power to vote or to direct the vote: 0

                        (ii)  Shared power to vote or to direct the vote: 84,265

                        (iii) Sole power to dispose or to direct the disposition
                              of: 0

                        (iv) Shared power to dispose or to direct the disposition of: 84,265

            For Galleon Technology Offshore, Ltd.:

            (a)   Amount Beneficially Owned:

                        1,888,875 shares of Common Stock

            (b)   Percent of Class:

                        5.2% (Based upon 36,158,639 shares of Common Stock outstanding as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended December 26,
                        2004)

            (c)   Number of shares as to which such person has:

                        (i)   Sole power to vote or to direct the vote: 0

                        (ii)  Shared power to vote or to direct the vote:
                              1,888,875

                        (iii) Sole power to dispose or to direct the disposition
                              of: 0

                        (iv) Shared power to dispose or to direct the disposition of: 1,888,875

            For Galleon Explorers Partners, L.P.:

            (a)   Amount Beneficially Owned:

                        33,700 shares of Common Stock

            (b)   Percent of Class:

                        0.1% (Based upon 36,158,639 shares of Common Stock outstanding as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended December 26,
                        2004)

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CUSIP NO. 88343A108                    13G                Page 19  of  22  Pages
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            (c)   Number of shares as to which such person has:

                        (i)   Sole power to vote or to direct the vote: 0

                        (ii)  Shared power to vote or to direct the vote: 33,700

                        (iii) Sole power to dispose or to direct the disposition
                              of: 0

                        (iv) Shared power to dispose or to direct the disposition of: 33,700

            For Galleon Explorers Offshore, Ltd.:

            (a)   Amount Beneficially Owned:

                        186,885 shares of Common Stock

            (b)   Percent of Class:

                        0.5% (Based upon 36,158,639 shares of Common Stock outstanding as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended December 26,
                        2004)

            (c)   Number of shares as to which such person has:

                        (i)   Sole power to vote or to direct the vote: 0

                        (ii)  Shared power to vote or to direct the vote:
                              186,885

                        (iii) Sole power to dispose or to direct the disposition
                              of: 0

                        (iv) Shared power to dispose or to direct the disposition of: 186,885

            For Galleon Communication Partners, L.P.:

            (a)   Amount Beneficially Owned:

                        26,025 shares of Common Stock

            (b)   Percent of Class:

                        0.1% (Based upon 36,158,639 shares of Common Stock outstanding as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended December 26,
                        2004)

            (c)   Number of shares as to which such person has:

                        (i)   Sole power to vote or to direct the vote: 0

                        (ii)  Shared power to vote or to direct the vote: 26,025

                        (iii) Sole power to dispose or to direct the disposition
                              of: 0

                        (iv) Shared power to dispose or to direct the disposition of: 26,025

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            For Galleon Communication Offshore, Ltd.:

            (a)   Amount Beneficially Owned:

                        143,975 shares of Common Stock

            (b)   Percent of Class:

                        0.4% (Based upon 36,158,639 shares of Common Stock outstanding as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended December 26,
                        2004)

            (c)   Number of shares as to which such person has:

                        (i)   Sole power to vote or to direct the vote: 0

                        (ii)  Shared power to vote or to direct the vote:
                              143,975

                        (iii) Sole power to dispose or to direct the disposition
                              of: 0

                        (iv) Shared power to dispose or to direct the disposition of: 143,975

            For Galleon Buccaneer's Offshore, Ltd.:

            (a)   Amount Beneficially Owned:

                        15,260 shares of Common Stock

            (b)   Percent of Class:

                        0.0% (Based upon 36,158,639 shares of Common Stock outstanding as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended December 26,
                        2004)

            (c)   Number of shares as to which such person has:

                        (i)   Sole power to vote or to direct the vote: 0

                        (ii)  Shared power to vote or to direct the vote: 15,260

                        (iii) Sole power to dispose or to direct the disposition
                              of: 0

                        (iv) Shared power to dispose or to direct the disposition of: 15,260

Pursuant to the partnership agreement of Galleon Captains Partners, L.P., Galleon Technology Partners II, L.P., Galleon Explorers Partners, L.P., and Galleon Communication Partners, L.P., Galleon Management, L.P. and Galleon Advisors, L.L.C. share all investment and voting power with respect to the securities held by Galleon Captains Partners, L.P., Galleon Technology Partners II, L.P., Galleon Explorers Partners, L.P., and Galleon Communication Partners, L.P., and pursuant to an investment management agreement, Galleon Management, L.P. has all investment and voting power with respect to the securities held by Galleon Captains Offshore, Ltd., Galleon Technology Offshore, Ltd., Galleon Communications Offshore, Ltd., Galleon Explorers Offshore, Ltd., and Galleon Buccaneer's Offshore, Ltd. Raj Rajaratnam, as the managing member of Galleon Management, L.L.C., controls Galleon Management, L.L.C., which, as the general partner of Galleon Management, L.P., controls Galleon Management, L.P. Raj Rajaratnam, as the managing member of Galleon Advisors, L.L.C., also controls

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CUSIP NO. 88343A108                    13G                Page 21  of  22  Pages
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Galleon Advisors, L.L.C. The shares reported herein by Raj Rajaratnam, Galleon
Management, L.P., Galleon Management, L.L.C., and Galleon Advisors, L.L.C. may be deemed beneficially owned as a result of the purchase of such shares by Galleon Captains Partners, L.P., Galleon Captains Offshore, Ltd., Galleon Technology Partners II, L.P., Galleon Technology Offshore, Ltd., Galleon Explorers Partners, L.P., Galleon Explorers Offshore, Ltd., Galleon
Communication Partners, L.P., Galleon Communication Offshore, Ltd., and Galleon Buccaneer's Offshore, Ltd., as the case may be. Each of Raj Rajaratnam, Galleon Management, L.P., Galleon Management, L.L.C., and Galleon Advisors, L.L.C. disclaims any beneficial ownership of the shares reported herein, except to the extent of any pecuniary interest therein.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            Not applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

            Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP.

            Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

            Not applicable.

ITEM 10. CERTIFICATION.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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CUSIP NO. 88343A108                    13G                Page 22  of  22  Pages
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                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       /s/ Raj Rajaratnam
                                       ----------------------------------------
                                       Raj Rajaratnam, for HIMSELF;
                                       For GALLEON MANAGEMENT, L.P.,
                                          as the Managing Member of its General
                                          Partner, Galleon Management, L.L.C.;
                                       For GALLEON MANAGEMENT, L.L.C.,
                                          as its Managing Member;
                                       For GALLEON ADVISORS, L.L.C.,
                                          as its Managing Member;
                                       For GALLEON CAPTAINS PARTNERS, L.P.,
                                          as the Managing Member of its General
                                          Partner, Galleon Advisors, L.L.C.;
                                       For GALLEON CAPTAINS OFFSHORE, LTD.,
                                          as the Managing Member of Galleon
                                          Management, L.L.C., which is the
                                          General Partner of Galleon Management,
                                          L.P., which in turn, is an Authorized
                                          Signatory;
                                       For GALLEON TECHNOLOGY PARTNERS II, L.P.,
                                          as the Managing Member of its General
                                          Partner, Galleon Advisors, L.L.C.;
                                       For GALLEON TECHNOLOGY OFFSHORE, LTD.,
                                          as the Managing Member of Galleon
                                          Management, L.L.C., which is the
                                          General Partner of Galleon Management,
                                          L.P., which in turn, is an Authorized
                                          Signatory;
                                       For GALLEON EXPLORERS PARTNERS, L.P.,
                                          as the Managing Member of its General
                                          Partner, Galleon Advisors, L.L.C.;
                                       For GALLEON EXPLORERS OFFSHORE, LTD.,
                                          as the Managing Member of Galleon
                                          Management, L.L.C., which is the
                                          General Partner of Galleon Management,
                                          L.P., which in turn, is an Authorized
                                          Signatory;
                                       For GALLEON COMMUNICATION PARTNERS, L.P.,
                                          as the Managing Member of its General
                                          Partner, Galleon Advisors, L.L.C.;
                                       For GALLEON COMMUNICATION OFFSHORE, LTD.,
                                          as the Managing Member of Galleon
                                          Management, L.L.C., which is the
                                          General Partner of Galleon Management,
                                          L.P., which in turn, is an Authorized
                                          Signatory;
                                       For GALLEON BUCCANEER'S OFFSHORE, LTD.,
                                          as the Managing Member of Galleon
                                          Management, L.L.C., which is the
                                          General Partner of Galleon Management,
                                          L.P., which in turn, is an Authorized
                                          Signatory.

Dated: February 14, 2005

                                    EXHIBIT 1
                                    ---------

      The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.


                                      /s/ Raj Rajaratnam
                                      -----------------------------------------
                                      Raj Rajaratnam, for HIMSELF;
                                      For GALLEON MANAGEMENT, L.P.,
                                         as the Managing Member of its General
                                         Partner, Galleon Management, L.L.C.;
                                      For GALLEON MANAGEMENT, L.L.C.,
                                         as its Managing Member;
                                      For GALLEON ADVISORS, L.L.C.,
                                         as its Managing Member;
                                      For GALLEON CAPTAINS PARTNERS, L.P.,
                                         as the Managing Member of its General
                                         Partner, Galleon Advisors, L.L.C.;
                                      For GALLEON CAPTAINS OFFSHORE, LTD.,
                                         as the Managing Member of Galleon
                                         Management, L.L.C., which is the
                                         General Partner of Galleon Management,
                                         L.P., which in turn, is an Authorized
                                         Signatory;
                                      For GALLEON TECHNOLOGY PARTNERS II, L.P.,
                                         as the Managing Member of its General
                                         Partner, Galleon Advisors, L.L.C.;
                                      For GALLEON TECHNOLOGY OFFSHORE, LTD.,
                                         as the Managing Member of Galleon
                                         Management, L.L.C., which is the
                                         General Partner of Galleon Management,
                                         L.P., which in turn, is an Authorized
                                         Signatory;
                                      For GALLEON EXPLORERS PARTNERS, L.P.,
                                         as the Managing Member of its General
                                         Partner, Galleon Advisors, L.L.C.;
                                      For GALLEON EXPLORERS OFFSHORE, LTD.,
                                         as the Managing Member of Galleon
                                         Management, L.L.C., which is the
                                         General Partner of Galleon Management,
                                         L.P., which in turn, is an Authorized
                                         Signatory;
                                      For GALLEON COMMUNICATION PARTNERS, L.P.,
                                         as the Managing Member of its General
                                         Partner, Galleon Advisors, L.L.C.;
                                      For GALLEON COMMUNICATION OFFSHORE, LTD.,
                                         as the Managing Member of Galleon
                                         Management, L.L.C., which is the
                                         General Partner of Galleon Management,
                                         L.P., which in turn, is an Authorized
                                         Signatory;
                                      For GALLEON BUCCANEER'S OFFSHORE, LTD.,
                                         as the Managing Member of Galleon
                                         Management, L.L.C., which is the
                                         General Partner of Galleon Management,
                                         L.P., which in turn, is an Authorized
                                         Signatory.

Dated: February 14, 2005